Exhibit 99.2

Consent of

S. Carl Soderstrom, Jr.

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, in connection with the Registration Statement on Form S-1 of FCA Acquisition Corp. (the “Company”), I hereby consent to being named, in the Registration Statement and any and all amendments or supplements thereto to be filed with the U.S. Securities and Exchange Commission, as a director of the Company concurrently with the consummation of the IPO.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Consent as of the 16th day of March, 2005.

/s/ S. Carl Soderstrom, Jr.
S. Carl Soderstrom, Jr.